CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made among GoDaddy.com, LLC, a Delaware limited liability company (the “Company”), GoDaddy Inc., a Delaware corporation (“GoDaddy”), and [NAME] (the “Executive”), effective as of (the “Effective Date”).
This Agreement provides certain protections to the Executive in connection with a change in control of GoDaddy or in connection with the termination of the Executive’s employment with the Company under the circumstances described in this Agreement.

The Company, GoDaddy and the Executive agree as follows:
1.Term of Agreement. This Agreement will have an initial term of three years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date, this Agreement will renew automatically for additional one-year terms (each, an “Additional Term”) unless the Company and GoDaddy, on the one hand, or the Executive, on the other hand, provides the other party or parties, as applicable, with written notice of nonrenewal at least 90 calendar days prior to the date of automatic renewal. For the avoidance of doubt, neither the lapse of this Agreement by its terms nor non-renewal of this Agreement by its terms will by itself constitute termination of employment or give rise to the right to receive the severance benefits under this Agreement. Notwithstanding the foregoing, if a Change in Control occurs (a) when there are fewer than 18 months remaining during the Initial Term or (b) during an Additional Term, the term of this Agreement will extend automatically through the date that is 18 months following the date of the Change in Control (the “CIC Extension Date”). Further, notwithstanding the foregoing, if during the term of this Agreement, an initial occurrence of an act or omission by the Company constituting the grounds for “Good Reason” in accordance with Section 7(k) has occurred (the “Initial Grounds”), and the expiration date of the applicable cure period under Section 7(k) with respect to such Initial Grounds could occur following the expiration of the term, the Initial Term or the Additional Term then in effect, as applicable, the term of this Agreement will extend automatically through the date that is 30 days following the expiration of such cure period, but such extension of the term will only apply with respect to the Initial Grounds. Notwithstanding anything herein to the contrary, (i) in the event that a definitive agreement is signed that, if the transactions contemplated therein are consummated, would lead to a Change in Control, the term of this Agreement will automatically be extended through the CIC Extension Date (provided that if such definitive agreement is terminated the term of this Agreement will revert to the term that would otherwise apply if not for this clause (i)), and (ii) if the Executive becomes entitled to the benefits under Section 3 of this Agreement, then the

Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied in full.
2.At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law, subject to the Executive’s rights to receive severance benefits under the terms and conditions set forth in this Agreement.
3.Severance Benefits.
(a)Qualifying Non-CIC Termination. On a Qualifying Non-CIC Termination (as defined below), the Executive will, in addition to all amounts under Section 4 (including, for the avoidance of doubt, any bonus earned for the year prior to the year in which such Qualifying Non-CIC Termination occurs but unpaid as of the time of such Qualifying Non-CIC Termination),be eligible to receive the following payments and benefits from the Company or GoDaddy, as applicable:
(i)Salary Severance. A single, lump sum cash payment equal to 100% of Executive’s Salary (as defined below), less applicable withholdings.
(ii)COBRA Coverage. A single, lump sum cash payment in an amount sufficient on an after-tax basis to pay the total amount of premiums for coverage under COBRA (as defined below) for the Executive and the Executive’s eligible dependents, if any, at the rates then in effect, for a period 12 months from the date of Executive’s Qualifying Non-CIC Termination, less applicable withholdings.
(b)Qualifying CIC Termination. On a Qualifying CIC Termination (as defined below), the Executive will, in addition to all amounts under Section 4 (including, for the avoidance of doubt, any bonus earned for the year prior to the year in which such Qualifying CIC Termination occurs but unpaid as of the time of such Qualifying CIC Termination), be eligible to receive the following payments and benefits from the Company or GoDaddy, as applicable:
(i)Salary Severance. A single, lump sum cash payment equal to 100% of the Executive’s Salary, less applicable withholdings.
(ii)Bonus Severance. A single, lump sum cash payment equal to 100% of the Executive’s target annual bonus as in effect for the fiscal year in which the Qualifying CIC Termination occurs, less applicable withholdings.
(iii)COBRA Coverage. A single, lump sum cash payment in an amount sufficient on an after-tax basis to pay the total amount of premiums for coverage under COBRA for the Executive and the Executive’s eligible dependents, if any, at the rates then in effect, for a period 12 months from the date of Executive’s Qualifying CIC Termination, less applicable withholdings.

(iv)Equity Vesting. Vesting acceleration (and exercisability, as applicable) as to 100% of the then-unvested shares subject to each of the Executive’s then-outstanding GoDaddy equity awards (or, if applicable, the equity or other awards into which such GoDaddy equity awards were converted or for which they were substituted for in connection with such Change in Control). In the case of an equity award with performance-based vesting, unless otherwise specified in the applicable award agreement governing such equity award, all performance goals and other vesting criteria will be deemed achieved at the greater of (A) actual achievement (if determinable), or (B) 100% of target levels. In the event that GoDaddy equity awards are not assumed or substituted for with awards that maintain the same intrinsic value that they had as of immediately prior to a Change in Control, such GoDaddy equity awards shall vest in full as of immediately prior to such Change in Control such that the Executive will receive payment of the full value thereof, or, to the extent applicable, the reasonable opportunity to exercise any such awards in advance of the closing of the Change in Control. For the avoidance of doubt, in the event of the Executive’s Qualifying Pre-CIC Termination (as defined below), any unvested portion of the Executive’s then-outstanding equity awards will remain outstanding until the earlier of (x) 3 months following the Qualifying Termination (as defined below) or (y) the occurrence of a Change in Control, solely so that any benefits due on a Qualifying Pre-CIC Termination can be provided if a Change in Control occurs within 3 months following the Qualifying Termination (provided that in no event will the Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). If no Change in Control occurs within 3 months following a Qualifying Termination, any unvested portion of the Executive’s equity awards automatically and permanently will be forfeited on the 3-month anniversary of the day following the date of the Qualifying Termination without having vested.
(c)Qualifying Death or Disability Termination. On a Qualifying Death or Disability Termination (as defined below), the Executive or the Executive’s estate (as the case may be) will, in addition to all amounts under Section 4 (including, for the avoidance of doubt, any bonus earned for the year prior to the year in which such Qualifying Death or Disability Termination occurs but unpaid as of the time of such Qualifying Death or Disability Termination), will be eligible to receive the Executive’s annual bonus as in effect for the fiscal year in which the Qualifying Death or Disability Termination occurs that actually would be earned based on achievement of performance criteria if Executive had remained employed through the full fiscal year in which the termination of employment occurred, and prorated based on the number of calendar days employed during such fiscal year. Such prorated amount (if any) will be paid no later than one day prior to the date that is 2½ months following the last day of GoDaddy’s fiscal year in which such termination occurred.
(d)Termination Other Than a Qualifying Termination. If the termination of the Executive’s employment with the GoDaddy Group (as defined below) is not a Qualifying Termination, then the Executive will not be entitled to receive severance or other benefits (without limiting the terms and conditions of Section 4).
(e)Non-Duplication of Payment or Benefits. For purposes of clarity, in the event of a Qualifying Pre-CIC Termination, any severance payments and benefits to be provided to the Executive under Section 3(b) will be reduced by any amounts that already were provided to the Executive under Section 3(a). Notwithstanding any provision of this Agreement to the contrary, if the Executive is entitled to any cash severance, continued health coverage benefits, or vesting acceleration of any equity awards (other than under this Agreement) by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which any member of the GoDaddy Group is a party (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to the Executive.
(f)Death of the Executive. In the event of the Executive’s death before all payments or benefits the Executive is entitled to receive under this Agreement have been provided, the unpaid amounts will be provided to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a single lump sum as soon as possible following the Executive’s death but no later than the date by which such payments must be made to avoid additional taxes under Section 409A (as defined below).
(g)Transfer Between Members of the GoDaddy Group. For purposes of this Agreement, if the Executive is involuntarily transferred from one member of the GoDaddy Group to another, the transfer will not be a termination without Cause (as defined below) but may give the Executive the ability to resign for Good Reason.
(h)Exclusive Remedy. In the event of a termination of the Executive’s employment with the GoDaddy Group, the provisions of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, or in equity. The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement
4.Accrued Compensation. On any termination of the Executive’s employment with the GoDaddy Group, the Executive will be entitled to receive all accrued but unpaid compensation, expense reimbursements, wages, bonuses and other benefits due to the Executive under any Company-provided plans, policies, and arrangements. For avoidance of doubt, receipt of accrued compensation is not subject to the Release Requirement discussed in Section 5(a).
5.Conditions to Receipt of Severance.
(a)Separation Agreement and Release of Claims. The receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive or the Executive’s estate, as applicable, signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include restrictive covenant provisions that are permitted by applicable law, an agreement to assist in any litigation matters, and other standard terms and conditions that are permitted by applicable law) (the “Release” and that requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Executive’s Qualifying Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 3.

(b)Payment Timing. Except as specifically provided otherwise in Section 3 of this Agreement, any lump sum Salary or bonus payments under Section 3 will be provided on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable (the “Severance Start Date”), subject to any delay required by Section 5(d) below. Any restricted stock units, performance shares, performance units, and/or similar full value awards that accelerate vesting under Section 3(b)(iv) will be settled (x) on a date no later than 10 days following the date the Release becomes effective and irrevocable, or (y) if later, in the event of a Qualifying Pre-CIC Termination, on a date no later than the Change in Control. In the event the Release Deadline may overlap two (2) calendar years, payment or provision of such severance payments or benefits, as applicable, shall, notwithstanding the timing of execution of such Release, in all cases be made or provided or commence to be made or provided, as applicable, in the later calendar year but otherwise beginning as of the time set forth in this Agreement.
(c)Compliance with Confidentiality Agreement; Return of GoDaddy Group Property. The receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive complying with the Confidentiality Agreement in all material respects and Executive or the Executive’s estate (as applicable) returning all documents and other property provided to the Executive by any member of the GoDaddy Group (with the exception of a copy of the Company employee handbook and personnel, compensation or benefit documents relating to the Executive), developed or obtained by the Executive in connection with his or her employment with the GoDaddy Group, or otherwise belonging to the GoDaddy Group, excluding, in each case, instances of inadvertent non-return of immaterial documents or property.
(d)Non-Disparagement. Following the date Executive’s employment with the GoDaddy Group terminates, Executive agrees not to make any public statement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the GoDaddy, the Company or any of their affiliates or subsidiaries, any of the investment funds invested in GoDaddy or any of their affiliates or any affiliated funds (collectively, the “Covered Group”); provided, that the non-disparagement provisions of this clause (d) will not apply to any statements that Executive makes in addressing any disparaging statements made by the Covered Group or their respective officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are truthful. GoDaddy, the Company and their affiliates and subsidiaries shall instruct their respective officers and directors to refrain from making any disparaging statements about Executive for the same period for which Executive is subject to the non-disparagement provisions of this clause (d); provided, however, that the non-disparagement provisions will not apply to any statements that GoDaddy, the Company or any of their affiliates or subsidiaries or their respective officers and directors make in addressing any disparaging statements made by Executive regarding the Covered Group or its officers and directors so long as such statements are truthful. Executive, GoDaddy, and the Company expressly consider the restrictions contained in this clause (d) to be reasonable.

(e)Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code (as defined below) and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted in accordance with this intent. No payment or benefits to be paid to the Executive on account of a termination of employment, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”), will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. If, at the time of the Executive’s termination of employment, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following the Executive’s termination of employment (or upon the Executive’s death, if earlier). Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. In no event will any member of the GoDaddy Group reimburse, indemnify, or hold harmless the Executive for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
(f)Resignation of Officer and Director Positions. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive resigning from all officer and director positions with all members of the GoDaddy Group and the Executive executing any documents the Company may reasonably require to effect the same.
6.Limitation on Payments.
(a)Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from any GoDaddy Group member or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes (calculated at the highest applicable marginal rates), and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (B) reduction of the acceleration of equity or other awards that are not eligible for the treatment described in Q&A 24(c) of Treas. Reg. 1.280G-1 in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity or other awards that are eligible for the treatment described in Q&A 24(c) of Treas. Reg. 1.280G-1 in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will the Executive have any discretion with respect to the ordering of Payment reductions. The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and the Executive will not be reimbursed, indemnified, or held harmless by any member of the GoDaddy Group for any of those payments of personal tax liability.
(b)Determination of Excise Tax Liability. Unless the Company and the Executive otherwise agree in writing, the Company will select a professional services firm (the “Firm”) to make all determinations required under this Section 6, which determinations will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 6. The Company will bear all costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 6. The Company will have no liability to the Executive for the determinations of the Firm.
7.Definitions. The following terms referred to in this Agreement will have the following meanings:
(a)“2015 Plan” means GoDaddy’s 2015 Equity Incentive Plan, as hereinafter may be amended.
(b)“Board” means GoDaddy’s Board of Directors.
(c)“Cause” means that the Executive’s (i) willful engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any of its Subsidiaries (as defined in the 2015 Incentive Plan); (ii) conviction of, or entry of a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, material misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to Executive at the expense of the Company or any of its Subsidiaries; (iv) willful material breach of any written policies of the

Company or any of its Subsidiaries including any agreement between Executive and the Company (to the extent such policy or policies were previously provided to Executive); or (v) willful and continual failure to substantially perform his or her duties with the Company or any of its Subsidiaries (other than a failure resulting from his or her incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written demand for substantial performance is delivered to Executive by the Company or one of its Subsidiaries which specifically identifies the manner in which the Company believes Executive has not substantially performed Executive’s duties.
(d)“Change in Control” has the same meaning assigned under GoDaddy’s 2015 Plan, which means the occurrence of any of the following events:
(i)a change in the ownership of GoDaddy which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of GoDaddy that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of GoDaddy; provided, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of GoDaddy will not be considered a Change in Control. Further, if the stockholders of GoDaddy immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of GoDaddy’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of GoDaddy, such event shall not be considered a Change in Control under this Section 7(d)(i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own GoDaddy, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)A change in the effective control of GoDaddy which occurs on the date a majority of members of the Board is replaced during any 12 month period by member of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the appointment or election. For this Section 7(d)(ii) if any Person is in effective control of GoDaddy, the acquisition of additional control of GoDaddy by the same Person will not be considered a Change in Control; or
(iii) A change in the ownership of a substantial portion of GoDaddy’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such Person or Persons) assets from GoDaddy that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of GoDaddy immediately prior to such acquisition or acquisitions; provided, that for this Section 7(d)(iii), the following will not constitute a change in the ownership of a substantial portion of GoDaddy’s assets:
(1)a transfer to an entity controlled by GoDaddy’s stockholders immediately after the transfer, or

(2)a transfer of assets by GoDaddy to:
(a)a stockholder of GoDaddy (immediately before the asset transfer) in exchange for or with respect to GoDaddy’s stock,
(b)an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by GoDaddy,
(c)a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of GoDaddy, or
(d)an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsections 7(d)(iii)(2)a) to 7(d)(iii)(2)c).
For this definition, gross fair market value means the value of the assets of GoDaddy, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For this definition, persons will be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with GoDaddy.
A transaction will not be a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A; or if its sole purpose is to (x) change the state of GoDaddy’s incorporation, or (y) create a holding company owned in substantially the same proportions by the persons who held GoDaddy’s securities immediately before such transaction.
(e) “Change in Control Period” means the period beginning 3 months prior to a Change in Control and ending 18 months following a Change in Control.
(f)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(g)“Code” means the Internal Revenue Code of 1986, as amended.
(h) “Confidentiality Agreement” means the [At-Will Employment Agreement].
(i)“Disability” means the Executive being physically or mentally incapacitated and unable for a period of 6 consecutive months or for an aggregate of 9 months in any 24 consecutive month period to perform Executive’s duties (such incapacity is a “Disability”). Any question as to the existence of a Disability will be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each will appoint a physician and those two physicians will select a third physician who will make such determination in writing. The determination will be final and conclusive for this Agreement.

(j)“GoDaddy Group” means GoDaddy, the Company, and their affiliates and subsidiaries.
(k) “Good Reason” means the termination of the Executive’s employment with any GoDaddy Group member by the Executive in accordance with the next sentence after the occurrence of one or more of the following events without the Executive’s express written consent: (i) a material reduction of Executive’s duties, position, reporting structure (e.g., no longer reporting to GoDaddy’s Chief Executive Officer), or responsibilities, relative to Executive’s duties, position, reporting structure or responsibilities as of the Effective Date; (ii) a material reduction in Executive’s Salary or target annual bonus; (iii) the relocation of Executive’s principal place of employment to a facility or location more than 35 miles from Executive’s current place of employment; or (iv) the Company’s or GoDaddy’s material breach of this Agreement or any other agreement with Executive. The Executive’s resignation will only constitute a resignation for Good Reason hereunder if (x) the Executive provides the Company with a written notice of termination within 60 days following the initial existence of the action or event that the Executive believes gives rise to Good Reason, (y) the applicable GoDaddy Group member has failed to cure the same within 30 days of its receipt of such notice and (z) the date of termination occurs no later than 30 days after the end of the notice and cure period.
(l)“Qualifying Pre-CIC Termination” means a Qualifying CIC Termination that occurs prior to the date of the Change in Control.
(m)“Qualifying Termination” means a termination of the Executive’s employment (i) by a GoDaddy Group member without Cause (excluding by reason of the Executive’s death or Disability) or by the Executive for Good Reason, in either case, outside of the Change in Control Period (a “Qualifying Non-CIC Termination”), or (ii) by a GoDaddy Group member without Cause (excluding by reason of the Executive’s death or Disability) or by the Executive for Good Reason, in either case, during the Change in Control Period (a “Qualifying CIC Termination”), or (iii) as a result of the Executive’s death or Disability (a “Qualifying Death or Disability”).
(n)“Salary” means the Executive’s annual base salary as in effect immediately prior to the Executive’s Qualifying Termination (or if the termination is due to a resignation for Good Reason based on a material reduction or series of reductions, as applicable, in base salary, then the Executive’s annual base salary in effect immediately prior to the reduction or series of reductions, as applicable) or, if the Executive’s Qualifying Termination is a Qualifying CIC Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.
8.Successors. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of the Executive upon the Executive’s death, and (b) any successor of the Company or GoDaddy. Any such successor of the Company or GoDaddy will be deemed substituted for the Company or GoDaddy, as applicable, under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the

Company or GoDaddy. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of the Executive’s right to compensation or other benefits will be null and void.
9.Notice.
(a)General. All notices and other communications required or permitted under this Agreement will be in writing and will be effectively given (i) upon actual delivery to the party to be notified; (ii) upon transmission by email (assuming no “bounce back” message is received and that the sending party reasonably believes such email address continues to be used by the party to which it is sent); (iii) 1 business day after deposit with a recognized overnight courier; or (iv) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive will have most recently furnished to the Company and GoDaddy in writing, (B) if to the Company and GoDaddy, at the following address:

GoDaddy.com, LLC
14455 North Hayden Road, Suite 100
Scottsdale, AZ 85260
Attention: Chief Legal Officer
(a)Notice of Termination. Any termination by a GoDaddy Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9(a) of this Agreement. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 30 days after the later of (i) the giving of the notice or (ii) the end of any applicable cure period).
10.Resignation. The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the GoDaddy Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect the resignations.
11.Miscellaneous Provisions.
(a)No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that the Executive may receive from any other source except as specified in Section 3(e).
(b)Waiver; Amendment. No provision of this Agreement will be modified, waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings, or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement, including, for the avoidance of doubt, any other employment letter or agreement, severance policy or program, or equity award agreement with respect to such subject matter.
(e)Choice of Law. This Agreement will be governed by the laws of the State of Washington without regard to Washington’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than Washington. To the extent that any lawsuit is permitted under this Agreement, the Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in Washington for any lawsuit filed against the Executive by the Company.
(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
(g)Withholding. All payments and benefits under this Agreement will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local, and/or foreign taxes required to be withheld from the payments or benefits and make any other required payroll deductions. No member of the GoDaddy Group will pay the Executive’s taxes arising from or relating to any payments or benefits under this Agreement.
(h)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature page follows.]

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of GoDaddy or the Company by its duly authorized officer.

COMPANY        GODADDY.COM, LLC
By: _________________
Title: ________________
Date: ________________

GODADDY        GODADDY INC.
By: _________________
Title: ________________
Date: ________________

EXECUTIVE
_____________________
[NAME]
Date: ________________

[Signature page to Change in Control and Severance Agreement]

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